Bank Notes

PROMOTIONAL ANNOUNCEMENTS

The Palmetto Bank is proud to announce the following promotions:

Mark A. Fox has been promoted to executive vice president, Greenwood and Abbeville counties.

D. Pruitt Martin has been promoted to executive vice president, Anderson, Oconee and Pickens counties.

Coleman A. Kirven has been promoted to senior vice president, commercial relationship manager.

Lynn S. Finley has been promoted to vice president, telephone banking.

Gregory M. Abrams has been promoted to assistant vice president, indirect manager.

Diane B. King has been promoted to assistant vice president, trust operations officer.

Lisa D. Forrester has been promoted to assistant vice president, branch manager and loan officer, Greer.

David D. Ramseur has been promoted to assistant vice president, commercial loan officer.

Sue C. Tinney has been promoted to assistant vice president, branch manager and loan officer, Church Street.

Vickie C. Tow has been promoted to assistant vice president, loan officer, Duncan.

NEW OFFICER APPOINTMENTS

Michelle R. Brewer, CRCM has been appointed compliance officer.

Bobbilynn M. Bowman has been appointed assistant branch manager and loan officer, North Anderson.

Teressa D. Coggins joined The Palmetto Bank as branch manager and loan officer, Inman.

Michael D. Hamrick joined Palmetto Trust & Investment Group as trust officer, Spartan Centre.

Harriet S. Landers was appointed to The Palmetto Bank as vice president, branch manager, East North Street.

Julie S. McCary joined The Palmetto Bank as branch manager and loan officer, Ninety Six.

Marsha S. Woods joined The Palmetto Bank as assistant vice president, assistant branch manager, Howell Road.

PALMETTO BANK EXECUTIVE RECEIVES LEADERSHIP AWARD

Ralph M. (Maxie) Burns, III was awarded the 2006 Independent Banks of South Carolina (IBSC) Leadership Award at the association's 42nd Annual Convention in Pointe Vedra Beach, Florida. The award is presented to a non-CEO community bank executive who has demonstrated by action and deed those characteristics associated with the image, perception and high standards of community banking.

To Our Shareholders:

We are pleased to bring to you the results of operations and other news from your company for the quarter ended March 2007. In 2006 we were focused on the celebration of our centennial anniversary and the many activities built around that year long major event. In 2007 we now become focused on the building of the new headquarters facility for the company in downtown Greenville. We are on schedule to begin construction in late June after moving into temporary quarters sometime after May 21st. Drawings are in the final stages of completion and we can now visualize how the property will showcase our new building and the adjacent pedestrian plaza. As you are in the Greenville area we hope you will join us in watching the progress in building construction at the corner of Church and East North Streets which we expect to cover around 14 months.

Compared to first quarter 2006 we saw a slight increase in net income from $3.7 million to $3.8 million, up about 3% for the quarter. On a per share diluted basis earnings changed slightly from $.57 to $.58 per share. Net income in the first quarter was positively impacted by an increase in net interest income of 3%. Expense management continues to be an important strategic goal of the Company. As a result, noninterest expense remained relatively unchanged during the first quarter of 2007 compared with the same quarter of 2006. The efficiency ratio key performance indicator improved from 63.03% to 62.17% when comparing the same periods. Non-interest income trailed first quarter 2006 results by approximately $71 thousand or minus 2%. Profitability ratios at quarter-end were excellent with a return on equity of 14.94% and a return on assets of 1.32%. Continued good operating results have led to an increase in the payment of a cash dividend of $.19 per share for the quarter. Recent trades in the $39.00 per share range compare favorably with first quarter results in the broad indexes for equity investments.

Traditional deposits including retail repurchase agreements and commercial paper showed good results in the first quarter totaling $985 million at March 31, 2006 compared with $1.05 billion at March 31, 2007, an increase of 7%. Our newest Palmetto Bank office in Boiling Springs -Spartanburg County- continues to show excellent start up results in gathering deposits attracting $12.3 million in new funds to date. In support of deposit gathering, opening new relationships and enhancing loyal customer relationships, The Palmetto Bank introduced a new service in late March as Palmetto Express Remote Deposit. Now through remote deposit capture technology it will be possible to make deposits for some professionals and businesses without coming to a banking office. Of tremendous convenience, we believe this fascinating new service will add enormous value to the customer experience at The Palmetto Bank.

Loan growth including mortgage loans held for sale continued to show excellent growth in the first quarter 2007, increasing from $864 million at March 31, 2006 to $958 million at March 31, 2007, an increase of 11%. Pausing since June of 2006 in its upward adjustments to short-term interest rates, the Federal Reserve has judged the overall rate of economic expansion to be acceptable. Fed actions have no doubt had a negative impact on growth in the past 24 months for the residential mortgage business. Throughout this period of time we are pleased that our business has remained steady which is a complement to our experienced mortgage lenders and processors who continue to grow this department. Credit quality continues to be sound and well managed at the end of the first quarter. Charge-off experience of loans and past due loan ratios has been excellent in recent months. At March 31, 2007 net loans charged-off as percentage of average total loans was .18% and the overall past due ratio for the retail segment of the loan portfolio was approximately 1.50%. Non-performing loans as percentage of total loans at quarter end were 1.27% as compared to .87% at quarter end 2006.

As we end the first quarter of 2007 and look ahead to mid-year and beyond, we take note of the exceptional talent of our employees and directors who provide direction to your company's success. Some have been a part of the company for over 45 years. Others are very new to our culture. All are of the same mind with a purpose of being acknowledged as the best of our business in Upstate South Carolina. That is our vision and purpose in all that we do in serving our customers, communities and fellow shareholders. As our shareholders, we are always mindful of your concerns. Let us know what they might be. We continue to appreciate your loyal support as shareholder and customer.

Sincerely,

Leon Patterson
Chairman and Chief Executive Officer

Consolidated Balance Sheets
(dollars in thousands, except common and per share data)

	March 31,	March 31,
	2007	2006

ASSETS
Cash and cash equivalents
Cash and due from banks	$30,463	46,762
Federal funds sold	35,090	29,436
Total cash and cash equivalents	65,553	76,198

Federal Home Loan Bank stock, at cost	2,527	3,184
Investment securities available for sale, at fair market value	107,072	124,920
Mortgage loans held for sale	4,211	2,846

Loans	954,221	860,958
Less: allowance for loan losses	(8,460)	(8,727)
Loans, net	945,761	852,231

Premises and equipment, net	25,002	23,103
Goodwill	3,691	3,691
Other intangible assets	114	163
Accrued interest receivable	5,960	5,054
Other	13,606	13,715
Total assets	$1,173,497	1,105,105

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
Noninterest-bearing	$138,771	137,060
Interest-bearing	878,931	812,000
Total deposits	1,017,702	949,060

Retail repurchase agreements	9,905	17,725
Commercial paper (Master notes)	24,275	18,146
FHLB borrowings - short-term	-	13,000
FHLB borrowings - long-term	10,000	10,000
Accrued interest payable	1,551	1,401
Other	6,889	4,214
Total liabilities	1,070,322	1,013,546

Shareholders' Equity
Common stock - par value $5.00 per share; authorized 10,000,000 shares; issued and outstanding 6,381,960 and 6,350,635
at March 31, 2007 and 2006, respectively	31,910	31,753
Capital surplus	1,248	877
Retained earnings	70,680	60,039
Accumulated other comprehensive loss, net of tax	(663)	(1,110)
Total shareholders' equity	103,175	91,559

Total liabilities and shareholders' equity	$1,173,497	1,105,105

ASSETS UNDER MANAGEMENT
Palmetto Bancshares, Inc. less trust deposits	$1,134,132	1,062,653
Trust	309,598	284,947
Investment	180,459	156,907
Mortgage loans serviced for others	329,189	309,968
Total assets under management	$1,953,378	1,814,475

Consolidated Statements of Income
(dollars in thousands, except common and per share data)

	For the three months ended March 31,
	2007	2006
Interest income
Interest and fees on loans	$18,766	16,453
Interest on investment securities available for sale	1,171	1,249
Interest on federal funds sold	224	193
Dividends on FHLB stock	37	53
Total interest income	20,198	17,948

Interest expense
Interest on deposits	7,227	5,234
Interest on retail repurchase agreements	146	174
Interest on commercial paper	238	138
Interest on federal funds purchased	29	2
Interest on FHLB borrowings - short-term	-	105
Interest on FHLB borrowings - long-term	95	200
Total interest expense	7,735	5,853

Net interest income	12,463	12,095

Provision for loan losses	367	525

Net interest income after provision for loan losses	12,096	11,570

Noninterest income
Service charges on deposit accounts	1,908	1,986
Fees for trust and brokerage services	696	781
Mortgage-banking income	348	222
Investment securities gains	-	2
Other	880	912
Total noninterest income	3,832	3,903

Noninterest expense
Salaries and other personnel	6,137	5,775
Occupancy	370	383
Furniture and equipment	481	497
Premises and equipment leases and rentals	290	315
Premises and equipment depreciation	506	503
Marketing	268	406
Amortization of core deposit intangibles	12	12
Other	2,078	2,175
Total noninterest expense	10,142	10,066

Net income before provision for income taxes	5,786	5,407

Provision for income taxes	2,025	1,757

Net income	$3,761	3,650

Common and Per Share Data
Net income - basic	$0.59	0.58
Net income - diluted	0.58	0.57
Cash dividends	0.19	0.18
Book value	16.17	14.42

Weighted average common shares outstanding - basic	6,378,516	6,343,247
Weighted average common shares outstanding - diluted	6,455,805	6,444,002